EXHIBIT 99.1

ASHFORD HOSPITALITY TRUST
Third Quarter 2013 Conference Call
October 25, 2013
10:00 a.m. Central

Introductory Comments – Scott Eckstein

Good day, everyone, and welcome to Ashford Hospitality Trust’s conference call to review the Company’s results for the third quarter of 2013 and to update you on our previously announced, proposed new platform Ashford Hospitality Prime. On the call today will be Monty Bennett, Chairman and Chief Executive Officer, Douglas Kessler, President, David Kimichik, Chief Financial Officer and Jeremy Welter, Executive Vice President of Asset Management. The results as well as notice of the accessibility of this conference call on a listen-only basis over the Internet were distributed yesterday afternoon in a press release that has been covered by the financial media.

At this time, let me remind you that certain statements and assumptions in this conference call contain or are based upon "forward-looking" information and are being made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements are subject to numerous assumptions, uncertainties, and known or unknown risks, which could cause actual results to differ materially from those anticipated. These risk factors are more fully discussed in the section entitled "Risk Factors" in Ashford's Registration Statement on Form S-3 and other filings with the Securities and Exchange Commission. The forward-looking statements included in this conference call are only made as of the date of this call and the Company is not obligated to publicly update or revise them.

In addition, certain terms used in this call are non-GAAP financial measures, reconciliations of which are provided in the Company’s earnings release and accompanying tables or schedules, which have been filed on Form 8-K with the SEC on October 24, 2013, and may also be accessed through the Company’s website at www.AHTREIT.com. Each listener is encouraged to review those reconciliations provided in the earnings release together with all other information provided in the release.

I will now turn the call over to Monty Bennett. Please go ahead sir.

Introduction – Monty Bennett

Thank you and good morning. Since our IPO in 2003, Ashford has realized tremendous returns for its shareholders, generating a 150% total shareholder return over that period compared with an 88% total shareholder return for our peers. During this same time frame, Ashford has consistently outperformed the peer average in total shareholder return for almost every yearly period. As of yesterday, our 1 year and 5 year total return results were 61% and 913%, respectively, compared with an average of our peers of 35% and 205%.

Although the return we provide to our shareholders is a function of our operational performance, we have always believed that it is also due in no small part to the strong alignment we have with our shareholders’ interests. One of our clear differentiators relative to our peers has always been our high level of insider ownership. Our insider ownership is nearly 19%, compared with the peer average of only 3%. No other management team in our sector can point to this high level of insider ownership, and this strong alignment is a key catalyst to management’s efforts to generate superior shareholder returns.

For those of you that are not familiar with the details of Ashford Prime, earlier this year our Board of Directors approved a plan to spin-off an 80% interest in an 8-hotel, high-RevPAR portfolio totaling 2,912 owned rooms that will be called Ashford Hospitality Prime. The spin-off will be in the form of a taxable special dividend to holders of Ashford Trust common stock and is expected to be comprised of common stock in Ashford Hospitality Prime, Inc., a newly formed company to which Ashford Trust plans to transfer the portfolio interests. Ashford Prime will be a platform that exclusively focuses on higher end hotels.

Presently, we are in the standard review and commentary period with the SEC regarding Ashford Prime’s Form 10 registration statement and the approval of the listing of Ashford Prime’s new common stock on the New York Stock Exchange. Once we receive SEC and NYSE approval, we will announce the record and distribution dates for the spin-off. We expect the record date to be approximately 10 days following the announcement, and we expect trading to begin in the so-called ‘when issued’ market about two days prior to the record date. The distribution date is expected to be approximately 10 days following the record date; all of which we expect to be completed sometime in the fourth quarter. During the 10-day period between the announcement and the record date, this management team plans on hitting the road and visiting in-person with as many institutional investors as possible. Thus far, we had an aggressive campaign to educate the marketplace regarding the spin-off. We have called hundreds of existing and potential investors and met with dozens of you either in person or on the phone. We have been very pleased with the feedback we’ve received thus far. If we’ve already met with you please know that we’d be pleased to do so again. In either case, please let us know if you would like to be included in any of our road show meetings.

The Ashford Prime portfolio was specifically designed more conservatively to make this new public entity appealing to a broader range of investors and to be able to capitalize on hotel investment opportunities to maximize stockholder returns. Once the separation is completed, Ashford Prime will have a focused investment strategy targeting high-RevPAR hotels and resorts located mainly in domestic and international gateway markets. Ashford Trust, on the other hand, will continue to focus opportunistically on all segments of the hospitality industry, with RevPAR criteria outside the Ashford Prime investment focus, and at all levels of the capital structure.

A primary element of Ashford Prime’s appeal will be its targeted lower leverage profile, with a target ratio of 5.0x net debt plus preferred equity to EBITDA. We expect this target leverage ratio will result in a lower cost of capital which should facilitate the implementation of Ashford Prime’s investment strategy. The platform will be launched with a net debt to EBITDA ratio in the mid six’s and over time, we expect the platform to delever torwards the 5.0 target. Following completion of the spin-off, Ashford Prime will have the option to acquire the Pier House Resort & Spa in Key West, Florida, which was acquired in May of this year, from Ashford Trust for its cost plus related expenses.

The Pier House Resort is indicative of the hotels and resorts that Ashford Prime’s investment strategy will specifically target with a 2012 RevPAR of $276 and arguably the best location in the nation’s second highest RevPAR market. Prime’s targeted assets will be expected to generate RevPAR at least twice the national average, currently approximately $130, and higher. Since we acquired the Pier House in May, it has exceeded our expectations, with RevPAR growth year over year of 13% to $240 for the quarter and a Hotel EBITDA margin increase of an incredible 960 basis points.

It’s this same Ashford Trust management team that will be managing Ashford Prime under a revolutionary new external advisory agreement that has been structured to ensure that Ashford Prime, like Ashford Trust, has close management alignment with its shareholders. Since announcing the specifics of this advisory agreement, we have already seen evidence of industry participants seeking to emulate the agreement’s structure and its several unique features. First, the advisory fees are based on market value and total shareholder return outperformance as opposed to just gross asset value. The base management fee will be calculated on total enterprise value. The incentive fee will be a portion of Ashford Prime’s total shareholder return in excess of the peer average.

Additionally, the advisor, Ashford Trust, will own 20% of Ashford Prime and insiders will own approximately 19% of Prime. Because of some cross ownership, all combined, Ashford Trust and Prime’s insiders will own approximately 36% of this new platform. This high level of insider ownership serves to further align management’s interests with our stakeholders. Finally, the advisor is a publicly-traded company with full transparency and broad institutional ownership, as opposed to being a private company owned by a handful of individuals. Thus, as a result of this revolutionary advisory agreement, Ashford Prime management will be more highly aligned with shareholders than any internally-advised hotel REIT in the marketplace today.

Other factors to consider in the spin-off of Ashford Prime include the existing relationship with Ashford Trust. From a deal flow perspective, Ashford Prime will already have agreements in place with Ashford Trust regarding existing Trust assets. Aside from the option to acquire the Pier House Resort, Ashford Prime will also have an option to acquire another high-RevPAR hotel, the Crystal Gateway Marriott, from Trust.

Also, Ashford Prime will have a right of first offer on twelve hotels in the Ashford Trust portfolio that meet its investment guidelines should any of these assets be sold. These agreements immediately position Ashford Prime for growth and provide a dedicated pipeline of investment opportunities which we believe are consistent with its high-RevPAR asset focus.

The performance of Ashford Prime’s portfolio speaks to a major rationale for this transaction. During the quarter, the portfolio experienced RevPAR growth of 4.3%, driven by a 3.3% increase in ADR and an 87 basis point increase in occupancy. Much of this performance was driven by our west coast assets, which continue to outperform relative to competitive sets. This includes RevPAR growth of 8.7% for our Courtyard San Francisco Downtown, 9.5% for our Hilton La Jolla Torrey Pines and 17.3% and 11.2% for our Courtyard Seattle Downtown and Seattle Marriott Waterfront, respectively.

In our financial tables accompanying our earnings press release, we have provided detailed financial information for the Ashford Prime portfolio as transparency has always been a priority to us. We believe it is essential that investors have ample information to make informed investment decisions. We think it’s only logical to provide investors the same financial information that we ourselves find most useful in running our business. Since the Ashford Prime portfolio will initially have significantly less hotels than the Ashford Trust portfolio, we believe it makes sense to increase the level of financial disclosure, so we have provided property-level operating information for the eight Ashford Prime hotels. As Prime grows, we anticipate maintaining this level of disclosure.

Also, to assist interested parties in their analysis of Ashford Prime, our team has prepared an extensive Ashford Prime Questions and Answers Presentation. This presentation is available to the public on our website at www.ahtreit.com under the Investors section. The presentation contains answers to commonly asked questions we have already received on the spin-off as well as additional relevant information that should assist people in their analysis. Additional information can be found in the Form 10 information statement for Ashford Hospitality Prime that has been filed with the SEC. Our Prime presentations have been downloaded over 500 times.

Since its inception, Ashford has sought to create shareholder value by leveraging our core competencies and expertise in the lodging industry. One of the most effective ways we have accomplished this has been by employing new and unique strategies. When the market turned downward in 2008, we saw this as an opportunity to utilize interest rate hedges to create new streams of income while protecting our shareholders’ investments. We believe we were the only REIT to employ this strategy. During that time period, while most REITs were diluting their shareholders with stock issuances, we initiated a substantial common share buyback program which has already generated a large gain on investment for our stockholders as we have sold back into the market some of those shares at significantly higher prices. As of today, those strategies, in conjunction with others have created over half a billion dollars in share value for our shareholders.

In developing strategies such as these, aimed at enhancing shareholder value, our analysis has always been methodical and extensive. It was this same rigorous analysis and core discipline that brought us to the conclusion that the Prime spin-off will be value enhancing for our stakeholders by creating an exceptional, high-growth platform with enhanced access to the capital markets. By creating two separate entities that are able to focus on their respective investment strategies, both Ashford Prime and Ashford Trust will be able to capitalize on the attractive lodging industry fundamentals that we expect to continue for the next several years.

Lastly, our strong total shareholder return performance has been due in no small part to our attractive and well-covered dividend. Ashford has a long history of offering attractive dividend yields to investors. As previously announced, our Board of Directors declared a dividend of $0.12 per share for the third quarter 2013, which represents an annual rate of $0.48 per share. Based upon yesterday’s closing price, the dividend yield is 3.6%, which is among the highest of our peer group and well above our peer average. In fact, we are one of only a couple of our peers that has both an above-average dividend yield AND an above average dividend coverage ratio. In addition for Ashford Prime, we’ve provided guidance of $.01 per Ashford Trust share equivalent per quarter, including the fourth quarter of 2013.

Before turning over the call to my colleagues to discuss this past quarter’s performance, I want to mention a new initiative we have underway. Over the past couple of quarters, our revenue growth has not met our internal expectations. Part of this is market driven and due to our concentration in the DC area, however, we still believe we can do better. In our last call, I mentioned that we hired a new senior executive with Ashford to drive revenue growth. Sloan Dean has begun the process to revamp our revenue enhancement efforts. Jeremy will give more detail on this in a moment.

Regarding our affiliate manager, Remington, we have also recently taken some meaningful actions over the past couple of quarters. First, we turned over and replaced our senior sales and marketing position which oversees direct sales such as group, contract, and preferred accounts. In addition, we’ve created two new senior positions in sales and marketing to report to this most senior position, overseeing all of the hotels. Separately, on the Revenue Management side, which oversees revenue management and electronic commerce, we’ve created and have almost completely filled a number of new positions, taking this department from 11 individuals to over 20, with new both senior and junior executives.

Not only are we increasing the number of executives, but we are upgrading the capabilities for each position. These additions create significant increases in costs for our affiliate manager, Remington, but it’s the right thing to do for the platform.

In addition to personnel, we are comprehensively upgrading our business analytics capabilities on the REIT side and with Remington. These investments in systems and personnel will materially increase our revenue enhancement capabilities. I am personally overseeing much of this effort.
With that, I will now turn the call over to Kimo to review our financial performance for the quarter.

Financial Review – David Kimichik

Thanks, Monty.

For the third quarter of 2013, we reported AFFO per diluted share of $0.25 compared with $0.31 a year ago. The third quarter of 2012 included $8.1 million of interest rate derivate income, which impacted AFFO per share by $0.09, so on an adjusted basis, our AFFO is up $.03 per share. Adjusted EBITDA increased 7% for the third quarter.

During the third quarter, we saw a steady continuation of positive industry supply and demand trends which have continued to drive RevPAR growth and improved profitability in the U.S. lodging sector. Based on where we see ourselves in the current hotel cycle, we expect to see several additional years of growth as demand steadily rises while new hotel room supply is expected to remain at historically low levels for at least the near-term. Since existing credit availability for new hotel construction remains limited, PKF continues to forecast low supply growth of 0.8%, 1.1%, and 1.4% for 2013, 2014, and 2015, respectively. PKF also continues to forecast attractive RevPAR growth of 5.9% for 2013, 7.2% for 2014, and 8.1% for 2015. It’s important to note that the industry’s recovery to date has occurred in a weak economic environment, so any significant improvement in the macroeconomic situation could represent potential upside to these forecasts.

For this quarter we have reported our pro forma hotel operating statistics for both the Ashford Trust Portfolio and the Ashford Prime Portfolio. The Ashford Trust Portfolio includes our pro rata share of the Highland Hospitality Portfolio, but excludes the Ashford Prime hotels. In terms of our performance, RevPAR increased 3.1% for the Ashford Trust hotels not under renovation driven by a 3.0% increase in ADR. RevPAR increased 4.6% for the Ashford Prime hotels not under renovation driven by a 2.6% increase in ADR. Hotel EBITDA Margin increased 39 basis points for the Ashford Trust hotels not under renovation and 17 basis points for the Ashford Prime hotels not under renovation. Our Ashford Prime hotels saw an increase in incentive management fees which negatively impacted margin growth for that portfolio.

For the third quarter we reported a net loss to common shareholders of $24,825,000, Adjusted EBITDA of $85,502,000 and AFFO of $24,281,000 or $0.25 cents per diluted share.

At quarter’s end, Ashford had total assets of $3.6 billion in continuing operations, and $4.5 billion overall including the Highland portfolio which is not consolidated. We had $2.4 billion of mortgage debt in continuing operations and $3.2 billion overall including Highland. Our total combined debt currently has a blended average interest rate of 5.3%. We currently have 56% fixed rate debt and 44% floating rate debt all of which have interest rate caps in place. The weighted average maturity is 3.2 years.
At quarter’s end, our Ashford Trust portfolio consisted of 115 hotels with 22,803 net rooms, and our Ashford Prime portfolio consisted of 8 hotels with 2,912 net rooms.

Our share count currently stands at 99.6 million fully diluted shares outstanding which is comprised of 80.6 million common shares and 19 million OP units.

Before I turn the call over to Jeremy, I would like to mention a few facts concerning Ashford Prime. When Ashford Prime is spun out, it will begin with a minimum cash balance, including property level working capital, of $160 million. Net of our joint ventures, as of September 30th, Ashford Prime had TTM hotel EBITDA of $77.1 million. If you were to estimate it had annual advisory fees and G&A of $9.0 million, the trailing 12 month EBITDA would be $68.1 million and its net debt to EBITDA ratio would be approximately 6.5 times which is well on our way to our stated target of 5.0 times. Non-recourse debt totals $566 million with no maturities until 2017. Initially, Prime will have no Preferred stock. Finally, Ashford Prime will launch with a $150M credit facility.

I’d now like to turn it over to Jeremy to discuss our Asset Management accomplishments for the quarter.

Asset Management – Jeremy Welter

Thank you, Kimo.

RevPAR at the eight properties in our Ashford Prime portfolio increased 4.3% in the third quarter, driven primarily by rate which increased 3.3%. The four properties located on the west coast all experienced RevPAR growth exceeding 8% led by Courtyard Seattle which was up 17.3%. This brings the year-to-date RevPAR gain for Ashford Prime's properties to 5.9%, again largely driven by a rate increase of 4.5%.

Moving to our Ashford Trust portfolio, RevPAR increased 1.5% driven by rate which increased 2.7%. Year-to-date RevPAR has increased 3.1% with ADR increasing 3.4%.

The third quarter proved to be a challenging quarter in terms of comparability to last year for several reasons. First, the Republican and Democratic national conventions that occurred in Tampa and Charlotte greatly benefitted our hotels in those markets in the third quarter of 2012. For example, the Tampa Renaissance in our Ashford Prime portfolio had a RevPAR decline of 10.2% for the quarter.

Another challenging aspect of the 3rd quarter was the year-over-year comparison in Washington D.C., our largest market in terms of rooms and EBITDA. You may recall that the 3rd quarter was the best quarter of 2012 for our D.C. assets thanks to strong summer leisure travel and resilient group business. In the 3rd quarter of 2013, the ongoing sequestration of government spending, fiscal uncertainty and a less robust book of group business led to RevPAR declining 12% for all of our hotels in the Washington D.C. market area. During the quarter, government room nights at our 11 D.C. hotels were down 29% representing about $2.3 million in lower room revenue. Additionally, during the quarter our 697-room Crystal City Marriott Gateway had its ballroom under renovation which greatly impacted our ability to book group business. But, we believe these market dynamics are relatively short-term. In the Crystal City submarket, we are seeing the bottoming out of office vacancy related to BRAC with most of the space being repositioned to Class A office space, which will create much stronger demand generators with less reliance on government business. Overall, we are still bullish on D.C.’s excellent long-term prospects. When D.C. is added to the adverse impact of the national political party conventions and both are excluded from our results, RevPAR growth would have been 7.9% for our Ashford Prime hotels and 4.5% for our Ashford Trust hotels.

Last quarter, I shared with you that Ashford had added an important position to its organization: a Vice President of Revenue Optimization. Now in place, he is intimately involved in providing a more analytical approach to driving revenues, particularly with the RFPs for our top 30 hotels which comprise 54% of our total revenues. Additionally, he has strategies in place to: 1) ensure retail transient is being priced by day of week dynamically; 2) ensure maximum profitability from all our base and crew contract business; 3) ensure we’re layering in the appropriate group business for 2014; 4) ensure we are minimizing our exposure to less profitable channels such as OTAs; and 5) ensure we implement best practices to tackle e-Marketing, social media and new consumer technology.

Now, I’d like to give you an update on the early results from some of our recent transactions. First, the acquisition of Pier House Resort & Spa in Key West has been very successful as Remington has implemented a streamlined cost structure as well as increasing revenues that has resulted in significant bottom-line growth. In its first full quarter under Remington management, total revenue increased 10.9% while EBITDA increased 67%. Next, the conversion of eight of our brand-managed properties last quarter to Remington-managed franchise properties has had a very successful start. Despite the associated short-term revenue interruption a change in management brings, the eight properties saw RevPAR increase 8.5%, EBITDA margins increase by 742 bps with EBITDA flows of 140%. We believe this transaction is and will continue to be accretive to shareholders as Remington is not only capable of delivering superior results, but we see that franchise hotels sell at a premium multiple in the marketplace. Additionally, all eight properties entered Product Improvement Plans, or PIPs, which should further enhance the value of the properties. Finally, last quarter we shared that we will be converting our 258-room Crowne Plaza Beverly Hills to a full-service Marriott at the end of its existing franchise agreement in March of 2015. The conversion will include a PIP estimated at $25 million which will include an HVAC system upgrade, an extensive renovation of the guestrooms and public areas, a transformational lobby renovation and exterior upgrades to enhance the guests’ sense of arrival. We are especially enthusiastic about this conversion because of the absence of full-service Marriott supply in the market. We are confident the newly-minted Marriott Beverly Hills will be an extremely successful property in our portfolio.

Turning to capital expenditures, Ashford continues to strategically invest in its portfolio by spending $40.2 million in the third quarter in the Ashford Trust portfolio and $3.1 million in the Ashford Prime portfolio. In the second quarter of this year, we completed a room renovation at one of our Ashford Prime assets, the Hilton La Jolla Torrey Pines. I must say, having seen the results in person, the hotel looks truly stunning, and we fully expect the hotel to leverage this renovation in order to gain significant market share. In fact, in the third quarter alone, the hotel managed to increase RevPAR 9.5%. It's our belief that a rigorous and robust capital expenditure allocation process is an effective element of our broader asset management philosophy. Now I'd like to turn the call over to Douglas.

Capital Market Strategies – Douglas Kessler

Thank you, Jeremy.

In the third quarter, we remained focused on strengthening our capital structure to prepare for the planned spin-off of Ashford Prime and to better position ourselves for investment opportunities by capitalizing on today’s attractive debt market conditions.

Looking at our capital structure, in September we completed a $69 million property-level debt financing for the previously-closed acquisition of the 142-room Pier House Resort & Spa in Key West, Florida, which we acquired in May for $90 million in cash or $634,000 per key. As Monty already mentioned, this investment has not only met, but exceeded our initial performance expectations, with RevPAR growth of 13% for the quarter and Hotel EBITDA margin up 960 basis points. The new financing for the Pier House has a two-year term and three, one-year extension options with no test requirements for the first two extensions. The loan provides for a floating interest rate of LIBOR + 4.90%, with no LIBOR Floor.

We are very pleased with the success of this new property level debt financing, which demonstrates the various opportunities we are seeing currently in the debt markets. While there has been a recent uptick in interest rates, these rates and other market conditions still remain very appealing relative to historical debt financing currently in place for several of our assets. This affords us many opportunities to selectively pursue refinancing opportunities within our portfolio to capitalize on these market trends.

We are constantly analyzing our debt structure at the property level and will continue to look for innovative ways to maximize value for our shareholders. Presently, we are exploring the potential refinancing of our MIP portfolio which matures in 2015 and consists of 5 hotels – the Embassy Suites Philadelphia Airport, the Embassy Suites Walnut Creek, the Hilton Minneapolis Airport, the Sheraton Anchorage and the Sheraton San Diego Mission Valley. In addition we are looking at possibly refinancing two smaller hotels where we think refinancing makes sense given our ability to take advantage of attractive conditions in the debt markets.

Related to the Ashford Prime spin-off transaction, in July we completed a follow-on public offering of 12.25 million shares of common stock at a gross price of $12.00 per share. The cash raised in this offering will be contributed to Ashford Prime in connection with the spin-off, moving Ashford Prime substantially closer to achieving its target net debt plus preferred equity to EBITDA ratio of 5.0x. Our goal with this targeted leverage level is to potentially enable Ashford Prime to receive a better valuation multiple resulting in net accretion to

Ashford Trust shareholders. It’s important to recall that during the last financial crisis, we purchased over 70 million of our shares at an average price of approximately $3 per share. Selling these 12.25 million shares back into the market at $12 represents a significant gain on that investment for our shareholders.

As we move closer to completing the spin-off of Ashford Prime, we remain optimistic that our capital structure activities, including the creation of this new entity, will ultimately enable us to pursue accretive investment opportunities through a dual-platform approach. We continue to see many potential investment opportunities in the marketplace, but many of them simply did not make sense for us to pursue given our historical capital structure and higher cost of capital. We believe that this spin-off and low-leverage strategy will provide us an exceptional high-growth platform with enhanced access to the capital markets, thus granting it the flexibility to pursue high-RevPAR assets both in the U.S. and abroad which will serve the best interests of its shareholders. At the same time, Ashford Trust will continue to benefit from attractive lodging industry fundamentals while pursuing a broader range of investment opportunities.

Recently, Ashford celebrated its 10-year anniversary as a public company, starting in 2003 as a blind pool with just over $200 million. Since that time we have grown substantially, now having approximately $4.5 billion in total assets. Our goal throughout our history has remained consistent, to deliver superior shareholder returns through investments in the lodging industry. As Monty discussed earlier, I think our track record speaks for itself. Given our team’s experience to date, we view the spin-off of Ashford Prime as the next phase in our growth cycle. As 19% holders of both Ashford Trust and Ashford Prime, we are invested right alongside all of you.

That concludes our prepared remarks and we will now open it up for your questions.

Q&A

Ending – Monty Bennett

Thank you all for your participation today. We look forward to speaking with you again on our next call.